Exhibit 99.1

NEWS RELEASE

DATE:	June 24, 2011 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, President and CEO
MainSource Financial Group, Inc. 812-663-6734

Thayer Appointed to Board of Directors for MainSource Financial Group

Archie M. Brown, President and CEO of MainSource Financial Group, announced today that Charles J. Thayer was appointed to the Board of Directors of MainSource at its Board of Directors Meeting held on June 20, 2011, to be effective with the Board of Directors meeting to be held on July 18, 2011.  At that time Mr. Thayer will also be appointed to the Board of Directors of MainSource Bank.

Mr. Thayer brings over forty years of experience working with the banking industry to the Board of Directors, in addition to extensive corporate board expertise.  Currently, Mr. Thayer is Chairman and Managing Director of Chartwell Capital, LTD, a private investment firm providing specialized advisory services to banks, corporations and institutional investors.  Mr. Thayer is also currently Chairman of the American Association of Banking Directors, a role he has served in since 2007.  Prior to organizing Chartwell Capital, LTD, Mr. Thayer served in a variety of executive level positions for PNC Financial and Citizens Fidelity Corporation.  In addition, he has served on boards for a variety of corporations in various industries across the United States including Sunbeam Corporation, CogenAmerica, Republic Bank (Florida) and The Cystic Fibrosis Foundation.  He is a founding board member of the National Association of Corporate Directors - Florida.

Mr. Brown stated, “We are very pleased to have Charles join our board.  Charles brings a wealth of knowledge and experience in business, banking and corporate governance.  Our industry is facing many challenges over the next few years and we know that Charles’ background is uniquely suited to strengthen our board as well as our company.”

Mr. Thayer stated, “I look forward to participating with the MainSource board as we address the challenges faced by the banking industry.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company provides various related financial services.

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MainSource Financial Group, 1205 North State Road 3 Bypass, Greensburg, IN  47240